Exhibit 3.6
GRANT AUSTRIA, INC.
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION
     Grant Austria, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify:
     FIRST: That the Board of Directors of the Company by unanimous written consent dated July 14, 2000, unanimously adopted a resolution proposing and adopting the following amendment to the Certificate of Incorporation of the Corporation:
     Article First of the Certificate of Incorporation, as amended, of the Company be amended to read in its entirety as follows:
     “FIRST: The name of the Corporation is GP Expatriate Services, Inc.”
     SECOND: That by unanimous written consent, the sole stockholder of the Company by unanimous written consent dated July 14, 2000 gave its approval to such amendment in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 141, 228 and 2424 of the General Corporation Law of the State of Delaware.
     FOURTH: That the effective date of this Certificate of Amendment to Certificate of Incorporation be July 31, 2000.
     IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by its duly elected Secretary this 14th day of July, 2000.

GRANT AUSTRIA, INC.

/s/ Philip A. Choyce

Philip A. Choyce, Secretary